Exhibit 99.1

NEWS COPY

FOR IMMEDIATE RELEASE

VIASYSTEMS ANNOUNCES THIRD QUARTER 2013 RESULTS

ST. LOUIS, November 6, 2013 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the third quarter ended September 30, 2013.

Highlights

•	Net sales were $309.2 million in the quarter ended September 30, 2013, a sequential increase over the immediately preceding quarter of 8.3%, and a year-over-year decrease of 5.6%.

•	Operating income in the quarter ended September 30, 2013, was $6.4 million, or 2.1% of net sales.

•	Adjusted EBITDA in the quarter ended September 30, 2013, was $32.9 million, or 10.6% of net sales, compared with $41.2 million, or 12.6% of net sales, in the quarter ended September 30, 2012, and compared with $30.7 million, or 10.8% of net sales, in the immediately preceding quarter.

•	U.S. GAAP loss per basic and diluted share was $(0.45) for the quarter ended September 30, 2013, on approximately 20 million average shares outstanding.

•	Adjusted EPS was a loss of $(0.19) for the quarter, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended September 30, 2012, and June 30, 2013, were $0.27 and $(0.28), respectively.

“I am encouraged by our achievement of the sequential sales growth we targeted for the quarter,” commented David M. Sindelar, Chief Executive Officer of Viasystems. “Each of our end markets showed signs of improvement, with the exception of our military and aerospace end market, which has been affected by the U.S. government budget issues.”

“Order intake in the first nine months of 2013 exceeded sales by almost 5%,” continued Sindelar. “Further, orders received in the third quarter were consistent with orders received during the prior quarter, exceeding our third quarter sales by about 2%. Subject to normal yearend holiday slowdowns, I expect our fourth quarter sales level to be consistent with our most recent result.”

“While we have expended substantial resources to regain our targeted sales run rate and are pleased with the results so far, our primary focus in the near term must now turn to improving our cost profile, concluded Sindelar.

Financial Results

The company reported net sales of $309.2 million for the three months ended September 30, 2013. The year-over-year decrease of 5.6% was primarily the result of reduced demand for electro-mechanical solutions products from the company’s industrial & instrumentation end market, and for printed circuit board products from the company’s computer and datacommunications end market and its military and aerospace end market. The company attributes this to the effects of i) softening global economic conditions, ii) reduced manufacturing capacity due to the relocation of the company’s printed circuit board factory in Anaheim, California, iii) loss of business related to a September 2012 fire in one of the company’s printed circuit board factories in China, and iv) reduced sales volume and dollars due to price competition. Sequentially, net sales increased 8.3% in comparison to the second quarter of 2013. The sequential sales increase was driven by improved demand in all markets except the company’s military and aerospace end market.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales was 82.1% for the quarter ended September 30, 2013, compared to 80.0% in the corresponding quarter a year ago, and compared to 81.4% in the immediately preceding quarter ended June 30, 2013. The primary contributors to the sequential increase were i) the higher level of Assembly segment sales as a percentage of total net sales, ii) increased costs of employment in China, iii) increased out-bound, expedited freight costs, and iv) manufacturing inefficiencies associated with relocating the company’s Anaheim, California printed circuit board factory.

Operating income was $6.4 million, or 2.1% of net sales, in the three months ended September 30, 2013, compared with $4.4 million, or 1.3% of net sales, for the third quarter of 2012, and compared with $4.5 million, or 1.6% of net sales, for the three months ended June 30, 2013.

Adjusted EBITDA, on a non-GAAP basis, was $32.9 million, or 10.6% of net sales, for the three months ended September 30, 2013, compared with $41.2 million, or 12.6% of net sales, for the third quarter of 2012, and compared with $30.7 million, or 10.8% of net sales, for the three months ended June 30, 2013. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended September 30, 2013, net loss was $(9.0) million, of which $(9.2) million was attributable to common stockholders, and resulted in $(0.45) of loss per basic and diluted share. Adjusted EPS, on a non-GAAP basis, for the three months ended September 30, 2013, was a loss of $(0.19). A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the third quarter of 2013 were $256.8 million and $5.7 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $269.5 million and $3.0 million, respectively, for the third quarter of 2012, and compared with Printed Circuit Boards segment net sales and operating income of $240.7 million and $4.7 million, respectively, for the quarter ended June 30, 2013. Sequentially, stronger demand for PCBs used in the company’s automotive, telecommunications, computer and datacommunications, and industrial & instrumentation end markets was partly offset by soft demand in the company’s military and aerospace end market during the quarter ended September 30, 2013.

Net sales and operating income in the company’s Assembly segment for the third quarter of 2013 were $52.4 million and $0.8 million, respectively, compared with Assembly segment net sales and operating income of $57.9 million and $1.6 million, respectively, for the third quarter of 2012 and compared with Assembly segment net sales and operating loss of $44.9 million and $(0.1) million, respectively, for the quarter ended June 30, 2013. Both year-over-year and sequentially, Assembly segment net sales decreased in the industrial & instrumentation end market, but increased in each of the company’s other end markets.

Cash and Working Capital

Cash and cash equivalents at September 30, 2013 were $61.7 million, compared with $74.8 million at December 31, 2012. Cash provided by operating activities during the nine months ended September 30, 2013, was $54.3 million. The company’s cash cycle metric of 36.0 days at September 30, 2013 was in line with expectations. During the nine months ended September 30, 2013, the company used a net of approximately $22.8 million cash for interest payments and used a net of approximately $5.5 million cash for payment of income taxes.

During the nine months ended September 30, 2013, the company used a net $64.6 million of cash for investing activities. In particular, capital expenditures during the nine months ended September 30, 2013, were $65.2 million. During the nine months ended September 30, 2013, approximately $29.6 million of capital expenditures were incurred in connection with capacity expansion, relocation of facilities, replacement of fire-damaged equipment and other special projects.

During the nine months ended September 30, 2013, financing activities used a net $2.8 million of cash, including approximately a net $1.9 million cash used to pay scheduled debt payments, $0.3 million cash used to make an optional mortgage debt prepayment and $0.7 million cash used for withholding taxes related to net share settlements of vested stock compensation.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from Adjusted EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 11:00 a.m. Eastern Time today, November 6, 2013. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 88670832. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; the ability of Viasystems to successfully integrate DDi’s operations, product lines and technology and to realize additional opportunities for growth; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 15, 2013, and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes and busbars. Viasystems’ approximately 15,400 employees around the world serve over 1,000 customers in the automotive, industrial & instrumentation, computer and datacommunications, telecommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

Contacts

Kelly Wetzler

SVP Corporate Development

314-746-2217

kelly.wetzler@viasystems.com

Erica Mannion

Investor Relations

Sapphire Investor Relations, LLC

415-471-2700

emannion@sapphireir.com

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

( dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Net sales	$309,172	$285,553	$327,352
Operating expenses:
Cost of goods sold, exclusive of items shown separately	253,737	232,448	261,953
Selling, general and administrative	25,192	25,001	27,635
Depreciation	21,857	21,878	22,246
Amortization	1,680	1,678	1,679
Restructuring and impairment	347	—	9,480

Operating income	6,359	4,548	4,359
Other expense (income):
Interest expense, net	11,159	11,259	11,257
Amortization of deferred financing costs	725	724	730
Other, net	975	941	(272)

Loss before income taxes	(6,500)	(8,376)	(7,356)
Income taxes	2,532	1,892	2,189

Net loss	$(9,032)	$(10,268)	$(9,545)

Less:
Net income attributable to noncontrolling interest	121	101	243

Net loss attributable to common stockholders	$(9,153)	$(10,369)	$(9,788)

Basic loss per share	$(0.45)	$(0.52)	$(0.49)

Diluted loss per share	$(0.45)	$(0.52)	$(0.49)

Basic weighted average shares outstanding	20,171,083	20,010,029	19,994,820

Diluted weighted average shares outstanding	20,171,083	20,010,029	19,994,820

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

( dollars in thousands)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61,671	$74,816
Accounts receivable, net	204,646	183,148
Inventories	120,655	111,029
Prepaid expenses and other	43,590	38,838

Total current assets	430,562	407,831
Property, plant and equipment, net	426,480	427,968
Goodwill and other noncurrent assets	263,196	270,382

Total assets	$1,120,238	$1,106,181

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$11,385	$12,250
Accounts payable	187,177	161,890
Accrued and other liabilities	99,757	90,812

Total current liabilities	298,319	264,952
Long-term debt, less current maturities	562,030	563,446
Other non-current liabilities	52,474	45,926

Total liabilities	912,823	874,324

Total stockholders’ equity	207,415	231,857

Total liabilities and stockholders’ equity	$1,120,238	$1,106,181

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

( dollars in thousands)

(unaudited)

	Nine Months Ended September 30,
	2013	2012
Net cash provided by operating activities	$54,289	$70,687

Cash flows from investing activities:
Capital expenditures	(65,179)	(81,497)
Proceeds from disposals of property	550	390
Acquisition of DDi, net of cash acquired	—	(253,464)
Acquisition of remaining interest in Huizhou, China facility	—	(10,106)

Net cash used in investing activities	(64,629)	(344,677)

Cash flows from financing activities:
Repayment of Senior Subordinated Convertible Notes Due 2013	(895)	—
Repayments of borrowings under mortgages and credit facilities, net of borrowings	(1,247)	(396)
Withholding taxes related to stock awards	(663)	—
Proceeds from 7.875% Senior Secured Notes	—	550,000
Repayment of 12.0% Senior Secured Notes	—	(236,295)
Financing and other fees	—	(16,213)

Net cash (used in) provided by financing activities	(2,805)	297,096

Net change in cash and cash equivalents	(13,145)	23,106
Beginning cash	74,816	71,281

Ending cash	$61,671	$94,387

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	September 30, 2013		June 30, 2013		September 30, 2012
Net sales by segment
Printed Circuit Boards	$256.8	83%	$240.7	84%	$269.5	82%
Assembly	52.4	17%	44.9	16%	57.9	18%

	$309.2	100%	$285.6	100%	$327.4	100%

	Percentage of Net Sales			Net Sales Change
	Three Months Ended			Sequential:	Year/Year:
	September 30,	June 30,	September 30,	3Q13 vs	3Q13 vs
	2013	2013	2012	2Q13	3Q12
Net sales by end market
Automotive	31%	30%	28%	12%	3%
Industrial & Instrumentation	25%	26%	29%	4%	(17)%
Telecommunications	18%	17%	15%	16%	11%
Computer and Datacommunications	16%	16%	18%	10%	(15)%
Military and Aerospace	10%	11%	10%	(3)%	(4)%

	100%	100%	100%	8%	(6)%

	3Q13	2Q13	1Q13	4Q12	3Q12
Working capital metrics
Days’ sales outstanding	59.6	58.9	59.1	60.2	59.0
Inventory turns	8.4	8.1	8.0	7.9	8.8
Days’ payables outstanding	66.4	68.5	68.0	66.7	66.1
Cash cycle (days)	36.0	34.7	35.9	39.3	33.7

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

( dollars in millions)

(Unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Operating income	$6.4	$4.5	$4.4
Add-back:
Depreciation and amortization	23.6	23.6	23.9
Non-cash stock compensation expense	2.4	2.6	2.7
Restructuring and impairment	0.3	—	10.0
Costs relating to acquisitions and equity registrations	0.2	—	0.2

Adjusted EBITDA	$32.9	$30.7	$41.2

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

( dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
Net loss attributable to common stockholders (GAAP)	$(9,153)	$(10,369)	$(9,788)
Adjustments:
Non-cash stock compensation expense	2,430	2,597	2,700
Amortization	2,405	2,403	2,409
Restructuring and impairment	347	—	9,970
Costs related to acquisitions and equity registrations	193	31	225
Special income taxes	(113)	(183)	—
Income tax effects of adjustments	80	(39)	43

Adjusted net (loss) income attributable to common stockholders	$(3,811)	$(5,560)	$5,559

Diluted weighted average shares outstanding	20,171,083	20,010,029	20,233,612

Diluted loss per share (GAAP)	$(0.45)	$(0.52)	$(0.49)

Adjusted EPS	$(0.19)	$(0.28)	$0.27